Exhibit 99.1

Arrow Electronics Launches Tender Offer to Acquire up to 70% of Ultra Source Technology Corp.; One of Taiwan's Leading Components Distributors

    MELVILLE, N.Y.--(BUSINESS WIRE)--Oct. 31, 2005--Arrow Electronics Taiwan Limited ("Arrow Taiwan"), a wholly-owned subsidiary of Arrow Electronics, Inc. (NYSE:ARW) in Taiwan, has launched an all-cash tender offer to acquire a substantial portion of the common stock of Taiwan-based Ultra Source Technology Corp. (TSE:3020) for a purchase price of NT$22.50 per share. If the tender offer is successful, it is anticipated that Arrow Taiwan will directly or indirectly own between 40% and 70% of Ultra Source at its conclusion.
    In conjunction with this tender offer, Arrow Taiwan has entered into an agreement with key members of the Ultra Source Board of Directors and executive management team who have agreed to tender their shares and to cause the tender of other shares, representing, in aggregate, approximately 40% of the outstanding common shares of Ultra Source. The Board of Directors of Ultra Source is expected to recommend that all shareholders of Ultra Source tender their shares.
    "Our partnership with Ultra Source will accelerate the growth of our leading position in electronics components distribution in this very important region," said William E. Mitchell, President and Chief Executive Officer of Arrow Electronics, Inc. "Ultra Source customers will now have access to our broad and deep line card and Arrow will gain access to strong local suppliers in the consumer digital segments. The deep industry experiences of the Ultra Source management team, led by Mr. M.C. Wen, Chairman, and Mr. Vincent Sung, President, further strengthens our team," added Mr. Mitchell.
    Ultra Source, which is headquartered in Taipei, Taiwan and has approximately 200 employees, is one of the leading electronic components distributors in Taiwan with sales offices and distribution centers in Taiwan and Hong Kong and substantial sales in the People's Republic of China. Total 2005 sales are expected to exceed $500 million.
    "We are looking forward to having Arrow become our majority shareholder," stated Mr. M.C. Wen. "With its rich experience in global operations, the world's premiere suppliers, vast customer base, and strong financial resources, Arrow will help Ultra Source accelerate its growth in Greater China."
    "Taiwan represents an important market not only in itself but also because it serves as an important gateway into China", said Harriet Green, President, Arrow Asia/Pacific." "This partnership will create exciting opportunities for both Ultra Source and Arrow."
    The tender offer will expire at 3:30pm, Taiwan time, on Thursday, December 1, 2005. Completion of the tender offer is subject to the receipt of certain regulatory approvals.

    Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 53 countries and territories.

    Safe Harbor

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

    CONTACT: Ira M. Birns, 631-847-1657
             Vice President and Treasurer
             or
             Paul J. Reilly, 631-847-1872
             Senior Vice President & Chief Financial Officer or
             Media:
             Jacqueline Strayer, 631-847-2101
             Vice President, Corporate Communications